Exhibit 99.3

Item 7A.	Quantitative and Qualitative Disclosure about Market Risk

Our operations are conducted primarily in Poland and Russia and our functional currencies are primarily the Polish Zloty, Hungarian Forint and Russian Ruble and the reporting currency is the U.S. Dollar. Our financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, inventories, bank loans, overdraft facilities and long-term debt. All of the monetary assets represented by these financial instruments are located in Poland. Consequently, they are subject to currency translation movements when reporting in U.S. Dollars.

If the U.S. Dollar increases in value against the Polish Zloty, Russian Ruble or Hungarian Forint, the value in U.S. Dollars of assets, liabilities, revenues and expenses originally recorded in Polish Zloty, Russian Ruble or Hungarian Forint will decrease. Conversely, if the U.S. Dollar decreases in value against the Polish Zloty, Russian Ruble or Hungarian Forint, the value in U.S. Dollars of assets, liabilities, revenues and expenses originally recorded in Polish Zloty, Russian Ruble or Hungarian Forint will increase. Thus, increases and decreases in the value of the U.S. Dollar can have a material impact on the value in U.S. Dollars of our non-U.S. Dollar assets, liabilities, revenues and expenses, even if the value of these items has not changed in their original currency.

As discussed above, recently the Polish Zloty and Russian Ruble have depreciated sharply against the U.S. Dollar. Should this trend continue, our results of operations may be negatively impacted due to a reduction in revenue in U.S. Dollar terms from the currency translation effects of that depreciation. This may be partly offset by a similar decrease in costs in U.S. Dollar terms. Conversely if the trend reverses our results of operations may be positively impacted due to an increase in revenue in U.S. Dollar terms from the currency translation effects of that appreciation.

Our commercial foreign exchange exposure mainly arises from the fact that substantially all of our revenues are denominated in Polish Zloty, our Senior Secured Notes are denominated in Euros and our Senior Convertible Notes are denominated in US Dollars. This debt has been on-lent to the operating subsidiary level in Poland, thus exposing the Company to movements in the EUR/Polish Zloty and USD/Polish Zloty exchange rate. Every one percent movement in the EUR-Polish Zloty exchange rate will have an approximate $3.5 million change in the valuation of the liability with the offsetting pre-tax gain or losses recorded in the profit and loss of the Company. Every one percent movement in the USD-Polish Zloty exchange rate will have an approximate $3.0 million change in the valuation of the liability with the offsetting pre-tax gain or losses recorded in the profit and loss of the Company.

As a result of the remaining outstanding €245.44 million Senior Secured Notes and our $310 million of Senior Convertible Notes which have been on-lent to Polish Zloty operating companies, we are exposed to foreign exchange movements. Movements in the EUR/Polish Zloty and USD/Polish Zloty exchange rate will require us to revalue our liability accordingly, the impact of which will be reflected in the results of the Company’s operations.

In order to manage the cash flow impact of foreign exchange changes, the Company has entered into certain hedge agreements. As of December 31, 2008, the Company had outstanding a hedge contract for a seven year interest rate swap agreement hedging 245.4 million EUR of the Senior Secured Notes. The swap agreement exchanges a fixed Euro based coupon of 8%, with a variable Euro based coupon (IRS) based upon the 6 month Euribor rate plus a margin. Any changes in Euribor will result in a change in the interest expense. Each basis point move in Euribor will result in an increase or a decrease in annual interest expense of €24,544.

In January 2009, the remaining portion of the IRS hedge related to the Senior Secured Notes was closed and written off with a net cash settlement of approximately $1.9 million.

The effect of having debt denominated in currencies other than the Company’s functional currencies (as the Company’s Senior Secured Notes and Senior Convertible Notes are) is to increase the value of the Company’s liabilities on that debt in terms of the Company’s functional currencies when those functional currencies depreciate in value. As the Polish Zloty and Russian Ruble have fallen in value in recent months, the value of the Company’s liabilities on the Senior Secured Notes and Senior Convertible Notes has increased, which impacts the Company’s results of operations through the recognition of significant non cash unrealized foreign exchange rate losses.

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